For Information: Robin Brown Executive Vice President (803) 951-0507 rbrown@firstcommunitysc.com

Seasoned Upstate Bankers Establish Greenville Presence

for First Community Bank

March 16, 2016 (Lexington, SC) – First Community Bank, headquartered in Lexington, South Carolina, is expanding its loan production office in the Greenville market with the addition of commercial bankers Coleman Kirven, Trey Werner and David Ramseur.

Kirven, Werner and Ramseur bring more than a combined 50 years of banking experience in the Upstate of South Carolina, primarily working with local businesses and professionals. Kirven will lead the group as Senior Vice President/Regional Market President with Werner as Vice President/Senior Commercial Banker and Ramseur as Vice President/Commercial Banker. Dana Childress will be joining as the paralender for the Greenville market. Kirven commented on First Community’s Upstate expansion by saying, “Our team is excited to become a part of First Community Bank. We are passionate about the Upstate market and joining First Community allows us to continue to serve local businesses and professionals with a partner focused on their unique needs. With First Community’s strong record of success and similar values, we knew this was a great fit for us.”

First Community Bank operates 15 full-service offices with more than 200 employees in the Midlands of South Carolina; Aiken, South Carolina; and Augusta, Georgia. The bank provides three primary lines of business: commercial and retail banking, residential mortgage banking, and financial planning/investment advisory services and has over 20 years of experience in serving local businesses and professional practices.

Known as a community bank designed to meet the unique needs of business owners, First Community sees tremendous growth opportunities in the Upstate. “Business activity in the Greenville area is strong, and for the past two years, we have been seeking the right bankers to help expand our presence in this market,” said Michael Crapps, President and CEO of First Community Bank. “We are very pleased to assemble a team that matches our distinct style of banking and will help us grow our other lines of business in the future.”

Several members of First Community Bank’s Board of Directors have ties to the Greenville area including two longtime bankers, Randy Potter, co-founder of Summit Bank and Savannah River Banking Company, and former CEO of Newberry Federal, Tommy Johnson.

One of First Community’s primary strategic initiatives is to re-mix the asset side of its balance sheet, moving toward a goal of an 80% loan-to-earning asset mix; thereby enhancing net interest income and earnings per share. This entry into the fast growing Greenville market will serve as a catalyst to move closer to this important goal. While initially the team’s work will be focused on growth in the commercial loan portfolio, they will also be able to identify prospects for the other lines of business, including financial planning and mortgage banking. Longer term, First Community will seek the appropriate strategy in order to build out a deposit franchise in Greenville as well.

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First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). First Community is a full service commercial bank offering deposit and loan products and services, residential mortgage lending, and financial planning/investment advisory services for businesses and consumers. First Community has a network of 15 banking offices located in the Midlands of South Carolina, Aiken, South Carolina and Augusta, Georgia.

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FORWARD-LOOKING STATEMENTS

Certain statements in the press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersercurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.